Exhibit 23.2

CONSENT OF CREDIT RATINGS AGENCY

We hereby consent to the filing of this consent as an exhibit to the Registration Statement on Form N-2 (File No. 333-229337) (the “Registration Statement”) filed by Oxford Square Capital Corp. (the “Company”) with respect to the Company's offering of unsecured notes due 2028 (the “Notes”) as described in the prospectus included in the Registration Statement (the "Base Prospectus") and a prospectus supplement dated May 13, 2021 (the "Prospectus Supplement" and together with the Base Prospectus, the "Prospectus") and all references to Egan-Jones Ratings Company’s name, and the inclusion and use of Egan-Jones Ratings Company’s credit rating on the Notes, in the Prospectus.

/s/ Egan-Jones Ratings Company

May 20, 2021